MIKOHN GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Twelve Months Ended December, 31	Three Months Ended
(Amounts in thousands except per share amounts		December, 31	September, 30	June, 30	March, 31
	2003	2003	2003	2003	2003
Revenues:
Slot and table games	$40,932	$8,417	$9,766	$11,485	$11,264
Product sales	36,919	7,101	8,631	10,487	10,700
Systems	13,952	4,436	3,783	3,185	2,548

Total revenues	91,803	19,954	22,180	25,157	24,512

Cost of revenues:
Slot and table games	13,999	2,819	3,143	3,962	4,075
Product sales	25,736	6,598	5,816	6,642	6,680
Systems	7,114	2,400	1,747	1,538	1,429

Total cost of revenues	46,849	11,817	10,706	12,142	12,184

Gross profit	44,954	8,137	11,474	13,015	12,328
S G & A expenses	24,474	7,451	5,326	5,521	6,176
Slot rent expense	5,668	1,456	1,439	1,383	1,390
Research and development	5,159	1,372	1,358	1,242	1,187
Depreciation & amortization	14,314	3,863	3,719	3,431	3,301
Other expense/asset write-downs	5,807	4,245	45	170	1,347

	55,422	18,387	11,887	11,747	13,401

Operating income (loss)	(10,468)	(10,250)	(413)	1,268	(1,073)

Interest Expense	(14,324)	(2,748)	(3,838)	(3,860)	(3,878)
Loss on early retirement of debt	(9,524)	(9,524)	0	0	0
Other income,net	87	(37)	9	207	(92)

Income (loss) from continuing operations before income tax provision	(34,229)	(22,559)	(4,242)	(2,385)	(5,043)

Income tax (benefit) provision	13	22	(3)	(3)	(3)

Income (loss) from continuing operations	(34,216)	(22,537)	(4,245)	(2,388)	(5,046)
Loss from discontinued operations, net of taxes	0	0	0	0	0

Net income (loss)	$(34,216)	$(22,537)	$(4,245)	$(2,388)	$(5,046)

Weighted average common shares:
Basic	14,689	19,784	13,129	12,910	12,877

Diluted	14,689	19,784	13,129	12,910	12,877

Basic and diluted earnings (loss) per share:
Earning (loss) from continuing operations	$(2.33)	$(1.14)	$(0.32)	$(0.18)	$(0.39)
Loss from discontinued operations	—	—	—	—	—

Net earnings (loss) per share	$(2.33)	$(1.14)	$(0.32)	$(0.18)	$(0.39)